Exhibit 5
Exhibit 23.1

April 6, 2009

Daybreak Oil and Gas, Inc.
601 W Main Avenue
Suite 1012
Spokane, WA 99201

Ladies and Gentlemen:

    We have acted as your special Washington State counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the issuance of up to 4,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of Daybreak Oil and Gas, Inc., a Washington corporation (the “Company”), from time to time to pursuant to the Company’s 2009 Restricted Stock and Restricted Stock Unit Plan (the “Plan”).

    You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, and the corporate action of the Company that provides for the adoption of the Plan, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

    Our opinion set forth below is limited to the Washington Business Corporations Act.

    Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company, and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K & L Gates LLP

K & L Gates LLP